Newmont Generates Third Quarter Net Cash From Continuing Operations of $198 Million ($0.44 per Share); Maintains 2008 Guidance

This release should be read in conjunction with Newmont’s Third Quarter 2008 Form 10-Q filed with the Securities and Exchange Commission on October 29, 2008 (available at www.newmont.com).

DENVER, October 29, 2008 – Newmont Mining Corporation (NYSE: NEM) today announced third quarter results, with net cash from continuing operations of $198 million ($0.44 per share) on equity gold sales of 1.28 million ounces at an average realized gold price of $865 per ounce. Costs applicable to sales were $480 per ounce, and adjusted net income(1) was $176 million ($0.39 per share). Net income on a GAAP basis was $196 million ($0.43 per share) during the third quarter.

Third Quarter 2008 Highlights:

➢	Net cash provided from continuing operations of $198 million ($0.44 per share);
➢	Equity gold sales of 1.28 million ounces at an average realized gold price of $865 per ounce;
➢	Adjusted net income(1) of $176 million ($0.39 per share);
➢	Maintaining 2008 equity gold sales and cost applicable to sales guidance.

“Despite the current strains on global financial markets, Newmont remains well positioned with a strong balance sheet, a disciplined project review and execution process, and a continued focus on the daily operation of our business,” said Richard O’Brien, President and Chief Executive Officer.  “Our focus on operational execution continues to yield positive results as we delivered the fifth straight quarter of solid performance in line with our plans.”

Mr. O’Brien went on to add, “We continue to advance our future cornerstone of the Asia-Pacific region, Boddington in Australia, towards a targeted start-up in early to mid-2009.  Building on the successful transition of the Yanacocha gold mill and Nevada power plant from projects to operations during the second quarter, we are confident in our ability to execute the successful completion of the Boddington project, which will become the largest gold mine in Australia and a strategic asset in our portfolio for years to come.”

The Company is maintaining its initial 2008 annual equity gold sales guidance at between 5.1 and 5.4 million ounces and its original costs applicable to sales guidance of between $425 and $450 per ounce. The Company’s costs applicable to sales forecast for 2008 now assumes an oil price of $75 per barrel and an Australian dollar exchange rate of 0.75 for the balance of the year. Costs applicable to sales are expected to change by approximately $1 per ounce for every $10 change in the oil price and by roughly $1 per ounce for every 0.10 change in the Australian dollar exchange rate during the remainder of the year.

(1)	See reconciliation from Adjusted net income to GAAP Net income.

Regional Operations

In the third quarter of 2008, the Company reported equity gold sales of 1.28 million ounces at costs applicable to sales of $480 per ounce. The Company’s operations delivered equity gold sales slightly below management’s expectations as lower than expected sales in Nevada and at Batu Hijau were partially offset by higher than expected sales in Australia and at Yanacocha. The Company’s third quarter costs applicable to sales per ounce were impacted by higher than expected costs in Nevada, at Batu Hijau and at Kori Kollo, offset by lower than expected costs in Australia, at Yanacocha and at Ahafo.

Nevada - Nevada sold 544,000 equity ounces at costs applicable to sales of $497 per ounce during the third quarter. Equity sales were lower than expected primarily due to the continued suspension of operations at the third party operated Getchell mine and the Yukon-Nevada Gold processing facility, slower than anticipated recoveries from the Carlin South and Twin Creeks leach pads, and lower throughput at Midas. Costs applicable to sales per ounce during the third quarter were higher than expected due to lower than expected gold sales, continued high diesel and contracted services costs, and lower by-product credits due to lower copper prices and volumes, partially offset by a full quarter of commercial operation at the Nevada power plant. The Company now expects Nevada costs applicable to sales for 2008 to be between $410 and $440 per ounce, compared to previous guidance of $400 to $430 per ounce.

Yanacocha - Equity gold sales during the third quarter at Yanacocha in Peru were 225,000 ounces at costs applicable to sales of $362 per ounce. Equity sales were above expectations due to a change in mine sequence that resulted in more leach tons placed during the second quarter, which produced higher than anticipated ounces in the third quarter, partially offset by higher than anticipated finished goods inventory. In addition, gold sales were higher than expected as production from the gold mill exceeded expectations with throughput, grades and recoveries higher than expected. Yanacocha costs applicable to sales were lower than expected due to higher than expected gold sales, partially offset by higher workers participation and diesel costs, and lower silver by-product credits. With the gold mill performance and overall gold sales exceeding expectations through the third quarter, the Company is lowering its expected costs applicable to sales guidance for 2008 to between $350 and $370 per ounce from the previous range of between $370 and $390 per ounce.

Australia/New Zealand - Equity gold sales during the third quarter in the Australia/New Zealand region were 312,000 ounces at costs applicable to sales of $570 per ounce. Equity gold sales continued to exceed expectations as higher grades and recoveries at Jundee, and higher throughput and recoveries at Waihi more than offset lower grades and recoveries at Kalgoorlie and Tanami, and lower grades at Waihi. Australia/New Zealand regional costs applicable to sales were lower than expected due to higher sales at Jundee and a more favorable Australian dollar exchange rate during the quarter, partially offset by higher diesel and maintenance costs. Australia/New Zealand regional costs applicable to sales are expected to change by roughly $4 per ounce for every 0.10 change in the Australian dollar exchange rate during the remainder of the year.

Batu Hijau - Equity gold and copper sales during the third quarter at Batu Hijau in Indonesia were 12,000 ounces and 20 million pounds, respectively, at costs applicable to sales of $718 per ounce and $1.98 per pound, respectively. Equity gold and copper sales were lower than expected primarily due to the timing of concentrate shipments that resulted in third quarter gold and copper production of 20,000 ounces and 11 million pounds, respectively, not being shipped during the third quarter. Equity gold and copper production was slightly lower than planned as throughput was lower than expected due to harder Phase 5 ore and limited access to Phase 4 ore caused by the extensive rainfall in the first half of 2008. Total costs applicable to sales were consistent with expectations, with higher unit costs largely driven by lower sales volume during the third quarter. The Company estimates costs applicable to sales per unit increased by approximately $115 per ounce and $0.27 per pound due to the timing of shipments. With the increased unit costs during the third quarter and the recent decrease in the copper price relative to the gold price, which will likely result in a larger proportion of costs allocated to gold sales, the Company now expects gold costs applicable to sales guidance for 2008 to be slightly higher at between $360 and $400 per ounce compared to previous guidance of $340 to $380 per ounce. The Company continues to expect copper costs applicable to sales guidance for 2008 to be between $1.50 and $1.75 per pound.

Ahafo - Equity gold sales during the third quarter at Ahafo in Ghana were 141,000 ounces at costs applicable to sales of $402 per ounce. Equity gold sales were slightly higher than anticipated due to higher recoveries and the processing of higher grade material, partially offset by lower throughput. Power costs at Ahafo continued to be lower than anticipated due to higher availability of power from the Volta River Authority (VRA), partially offset by a rate increase for power supplied by the VRA that came into effect on July 1, 2008. As a result, the Company again lowered its costs applicable to sales guidance for 2008 at Ahafo to between $400 and $450 per ounce, compared to previous guidance of between $450 and $500 per ounce.

Regional operating variances from the year ago quarter, as disclosed in the Company’s previous earnings releases, are outlined in the Results of Consolidated Operations section of the Company’s Form 10-Q filed with the Securities and Exchange Commission and available at www.newmont.com.

Capital Update

Consolidated capital expenditures were $458 million during the third quarter, with nearly 50% attributed to the Boddington project in Australia. The Company is maintaining its 2008 consolidated capital expenditure guidance at between $1.7 and $2.0 billion.

Boddington - Development of the Boddington project in Australia was approximately 85% complete at the end of the third quarter, with start-up expected in early to mid-2009.  After completing a detailed review of projected scope and cost to completion, the Company now expects its share of total capital costs to be between $1.7 and $1.9 billion primarily due to an approximate one quarter delay in the project schedule, a tightening Australian labor market and continued industry-wide commodity cost inflation.  Despite continued cost pressures, the Company remains confident in the plant design and 12 month ramp-up schedule. With equity gold and copper reserves at December 31, 2007 of 11.1 million ounces and 1.0 billion pounds, respectively, the deposit currently has an expected mine life in excess of 20 years. The Company continues to view Boddington as a cornerstone asset within its portfolio.

A detailed explanation of regional capital expenditures during the third quarter is outlined in the Liquidity and Capital Resources section of the Company’s Form 10-Q filed with the Securities and Exchange Commission and available at www.newmont.com.

Consolidated Statements of Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited, in millions, except per share)

Revenues
Sales - gold, net	$1,302	$1,069	$4,152	$3,016
Sales - copper, net	90	547	705	1,100
	1,392	1,616	4,857	4,116

Costs and expenses
Costs applicable to sales - gold (1)	722	587	2,018	1,803
Costs applicable to sales - copper (1)	88	105	342	356
Loss on settlement of price-capped forward sales contracts	-	-	-	531
Midas redevelopment	-	10	-	10
Amortization	189	167	555	532
Accretion	9	8	25	23
Exploration	57	47	155	132
Advanced projects, research and development	45	16	114	45
General and administrative	37	37	103	104
Write-down of investments	34	-	90	-
Other expense, net	73	42	254	170
	1,254	1,019	3,656	3,706

Other income (expense)
Other income, net	100	46	190	100
Interest expense, net of capitalized interest	(26)	(28)	(73)	(77)
	74	18	117	23

Income from continuing operations before income tax, minority interest and equity loss of affiliates	212	615	1,318	433
Income tax expense	(3)	(86)	(201)	(111)
Minority interest in income of consolidated subsidiaries	(31)	(198)	(291)	(352)
Equity loss of affiliates	(1)	-	(6)	-
Income (loss) from continuing operations	177	331	820	(30)
Income (loss) from discontinued operations	19	66	23	(1,567)
Net income (loss)	$196	$397	$843	$(1,597)

Income (loss) per common share
Basic:
Income (loss) from continuing operations	$0.39	$0.73	$1.81	$(0.07)
Income (loss) from discontinued operations	0.04	0.15	0.05	(3.47)
Net income (loss)	$0.43	$0.88	$1.86	$(3.54)

Diluted:
Income (loss) from continuing operations	$0.39	$0.73	$1.80	$(0.07)
Income (loss) from discontinued operations	0.04	0.15	0.05	(3.47)
Net income (loss)	$0.43	$0.88	$1.85	$(3.54)

Basic weighted-average common shares outstanding	454	452	454	451
Diluted weighted-average common shares outstanding	455	453	456	451
Cash dividends declared per common share	$0.10	$0.10	$0.30	$0.30

(1)	Exclusive of Loss on settlement of price-capped forward sales contracts, Midas redevelopment, Amortization and Accretion.

The Company’s financial statements can be found on its website at www.newmont.com.

Consolidated Balance Sheets

	At September 30,	At December 31,
	2008	2007
	(unaudited, in millions)
ASSETS
Cash and cash equivalents	$854	$1,231
Marketable securities and other short-term investments	26	61
Trade receivables	162	177
Accounts receivable	160	168
Inventories	508	463
Stockpiles and ore on leach pads	335	373
Deferred income tax assets	104	112
Other current assets	476	87
Current assets	2,625	2,672
Property, plant and mine development, net	10,172	9,140
Investments	1,307	1,527
Long-term stockpiles and ore on leach pads	1,022	788
Deferred income tax assets	1,134	1,027
Other long-term assets	249	234
Goodwill	188	186
Assets of operations held for sale	1	24
Total assets	$16,698	$15,598

LIABILITIES
Current portion of long-term debt	$142	$255
Accounts payable	331	339
Employee-related benefits	175	153
Income and mining taxes	82	88
Other current liabilities	820	665
Current liabilities	1,550	1,500
Long-term debt	3,355	2,683
Reclamation and remediation liabilities	624	623
Deferred income tax liabilities	1,156	1,025
Employee-related benefits	192	226
Other long-term liabilities	182	150
Liabilities of operations held for sale	88	394
Total liabilities	7,147	6,601

Minority interests in subsidiaries	1,476	1,449

STOCKHOLDERS' EQUITY
Common stock	704	696
Additional paid-in capital	6,624	6,696
Accumulated other comprehensive income	704	957
Retained earnings (deficit)	43	(801)
Total stockholders' equity	8,075	7,548
Total liabilities and stockholders' equity	$16,698	$15,598

The Company’s financial statements can be found on its website at www.newmont.com.

Consolidated Statements of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited in millions)
Operating activities:
Net income (loss)	$196	$397	$843	$(1,597)
Adjustments to reconcile net income (loss) to net cash from continuing operations:
Amortization	189	167	555	532
(Income) loss from discontinued operations	(19)	(66)	(23)	1,567
Accretion of accumulated reclamation obligations	11	10	32	29
Deferred income taxes	(11)	(125)	(214)	(268)
Write-down of investments	34	-	90	-
Stock based compensation and other benefits	14	11	38	36
Minority interest in income of consolidated subsidiaries	31	198	291	352
Gain on asset sales, net	(57)	(9)	(70)	(13)
Reclamation estimate revisions	13	1	74	18
Other operating adjustments and write-downs	36	(6)	61	24
Net change in operating assets and liabilities	(239)	(59)	(503)	(785)
Net cash provided from (used in) continuing operations	198	519	1,174	(105)
Net cash provided from (used in) discontinued operations	1	37	(111)	98
Net cash provided from (used in) operations	199	556	1,063	(7)
Investing activities:
Additions to property, plant and mine development	(458)	(449)	(1,355)	(1,159)
Investments in marketable debt and equity securities	(1)	(82)	(18)	(240)
Proceeds from sale of marketable debt and equity securities	33	74	50	208
Acquisitions, net	-	-	(325)	-
Cash received on repayment of Batu Hijau carried interest	-	-	-	161
Other	42	20	26	25
Net cash used in investing activities of continuing operations	(384)	(437)	(1,622)	(1,005)
Net cash provided from (used in) investing activities of discontinued operations	-	80	(6)	154
Net cash used in investing activities	(384)	(357)	(1,628)	(851)
Financing activities:
Proceeds from debt, net	1,778	1,567	2,801	2,728
Repayment of debt	(1,625)	(1,233)	(2,252)	(1,651)
Dividends paid to common stockholders	(45)	(46)	(136)	(136)
Dividends paid to minority interests	(100)	(1)	(247)	(116)
Proceeds from stock issuance	3	6	27	20
Purchase of Company share call options	-	(366)	-	(366)
Issuance of Company share warrants	-	248	-	248
Change in restricted cash and other	12	5	19	7
Net cash provided from financing activities	23	180	212	734
Effect of exchange rate changes on cash	(20)	6	(24)	11
Net change in cash and cash equivalents	(182)	385	(377)	(113)
Cash and cash equivalents at beginning of period	1,036	668	1,231	1,166
Cash and cash equivalents at end of period	$854	$1,053	$854	$1,053

The Company’s financial statements can be found on its website at www.newmont.com. Detailed explanation of the Company’s cash flow statement is outlined in the Liquidity and Capital Resources section of the Form 10-Q filed with the Securities and Exchange Commission and available at www.newmont.com.

Sales Statistics

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Gold
Consolidated ounces sold (thousands)
Nevada (1)	544	583	1,624	1,674
Yanacocha	438	360	1,410	1,127
Australia/New Zealand
Jundee	105	78	305	211
Tanami	86	93	276	336
Kalgoorlie	80	83	212	249
Waihi	41	21	106	62
	312	275	899	858

Batu Hijau (2)	28	200	185	374
Ahafo (3)	141	113	380	361

Other
Kori Kollo	23	20	64	66
La Herradura	22	19	71	64
Golden Giant	-	-	-	12
	45	39	135	142
	1,508	1,570	4,633	4,536
Equity ounces sold (thousands)
Nevada (1)	544	583	1,624	1,674
Yanacocha	225	185	724	579
Australia/New Zealand
Jundee	105	78	305	211
Tanami	86	93	276	336
Kalgoorlie	80	83	212	249
Waihi	41	21	106	62
	312	275	899	858
Batu Hijau (2)	12	90	83	179
Ahafo (3)	141	113	380	361
Other
Kori Kollo	21	17	57	58
La Herradura	22	19	71	64
Golden Giant	-	-	-	12
	43	36	128	134
	1,277	1,282	3,838	3,785
Discontinued Operations
Pajingo	-	44	-	131
	1,277	1,326	3,838	3,916
Copper
Batu Hijau pounds sold (millions) (2)
Consolidated	44	163	201	351
Equity	20	74	90	170

(1)	Includes incremental start-up ounces of 1 in the first nine months of 2008.
(2)	Economic interest decreased to 45% from 52.875% on May 25, 2007.
(3)	Includes incremental start-up ounces of 3 and 19 for the third quarter and first nine months of 2008, respectively.

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company’s website at www.newmont.com.

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CAS and Consolidated Capital Expenditures Statistics

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Gold
Costs Applicable to Sales ($/ounce) (1)
Nevada	$497	$421	$446	$460
Yanacocha	362	329	346	327
Australia/New Zealand
Jundee	414	414	411	487
Tanami	638	426	588	409
Kalgoorlie	790	591	807	565
Waihi	397	485	428	481
	570	477	560	479

Batu Hijau	718	140	412	198
Ahafo	402	438	416	374

Other Operations
Kori Kollo	1,284	379	757	354
La Herradura	468	358	391	313
Golden Giant	-	-	-	177
	890	369	565	320
Average	$480	$374	$438	$398

Copper
Costs Applicable to Sales ($/pound) (1)
Batu Hijau	$1.98	$0.64	$1.70	$1.01

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Consolidated Capital Expenditures ($ million)
Nevada	$87	$176	$259	$453
Yanacocha	48	67	125	181
Australia/New Zealand	253	144	721	368
Batu Hijau	11	19	72	43
Africa	17	38	85	94
Hope Bay	33	-	63	-
Other Operations	6	4	22	12
Corporate and Other	3	1	8	8
Total	$458	$449	$1,355	$1,159

(1)	Exclusive of Loss on settlement of price-capped forward sales contracts, Midas redevelopment, Amortization and Accretion

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company’s website at www.newmont.com.

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Supplemental Information

Classification Reporting Changes – Certain amounts for the three and nine months ended September 30, 2007 have been reclassified to conform to the 2008 presentation. The Company reclassified the World Gold Council dues from General and administrative to Other expense, net, reclassified Accretion from Costs applicable to sales to a separate Accretion line item, reclassified regional administrative and community development from Costs applicable to sales to Other expense, net and reclassified marketing costs from Costs applicable to sales to General and administrative. The Consolidated Statements of Income (Loss) and the Consolidated Statements of Cash Flows have also been reclassified for discontinued operations. These changes were reflected for all periods presented.

Reconciliation of Adjusted Net Income to GAAP Net Income - Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Adjusted net income is not, and should not be used as, an alternative to GAAP Net income as reflected in the consolidated financial statements of the Company. Adjusted net income is not a measure of financial performance under GAAP and this measure should not be considered in isolation or as a substitute to performance measures calculated in accordance with GAAP. The table below sets forth a reconciliation of Adjusted net income to GAAP Net income, which is the most directly comparable GAAP financial measure.

Description ($ million except per share, after-tax)	Q3 2008	Per Share
Adjusted net income	$176	$0.39
Write-down of marketable securities(1)	(22)	(0.05)
Reclamation obligations	(9)	(0.02)
Write-down of accounts receivable	(5)	(0.01)
Gain on sale of exploration property	19	0.04
Tax restructuring	18	0.04
GAAP Income from continuing operations	$177	$0.39
Income from discontinued operations	19	0.04
GAAP Net income	$196	$0.43

(1)	Net of gains on sales.

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2008 Annual Guidance – The table below sets forth the Company’s annual guidance and forecast assumptions as of the respective dates indicated below:

2008 Annual Guidance - Description	Oct 2008	July 2008	Apr 2008	Feb 2008
Equity gold sales (Kozs)	5,100 - 5,400	5,100 - 5,400	5,100 - 5,400	5,100 - 5,400
Costs applicable to sales ($/oz)	$425 - $450	$425 - $450	$425 - $450	$425 - $450
Equity copper sales (Mlbs)	125 - 150	125 - 150	125 - 150	155 - 165
Costs applicable to sales ($/lb)	$1.50 - $1.75	$1.50 - $1.75	$1.50 - $1.75	$1.30 - $1.40
Consolidated capital expenditures ($ M)	$1,700 - $2,000	$1,700 - $2,000	$1,800 - $2,000	$1,800 - $2,000
Amortization ($ M)	$725 - $775	$725 - $775	$725 - $775	$725 - $775
Exploration ($ M)	$220 - $230	$220 - $230	$220 - $230	$220 - $230
Advanced projects, research and development ($ M)	$160 - $190	$160 - $190	$160 - $190	$120 - $180
General and administrative expenses ($ M)	$140 - $150	$140 - $150	$140 - $150	$140 - $150
Interest expense, net of capitalized interest ($ M)	$90 - $110	$60 - $80	$60 - $80	$110 - $120
Effective tax rate	19% - 23%	22% - 26%	28% - 32%	30% - 34%
Forecast Assumptions	Oct 2008	July 2008	Apr 2008	Feb 2008
Oil Price ($/bbl)	$75	$125	$90	$80
Australian Dollar Exchange Rate	0.750	0.950	0.925	0.875

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, the Form 10-Q, and a complete outline of the 2008 Operating and Financial guidance by region, please see www.newmont.com.

The Company’s third quarter earnings conference call and web cast presentation will be held on Wednesday, October 29, 2008 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time). To participate:

Dial-In Number	800-369-1835
Intl Dial-In Number	630-395-0129
Leader	John Seaberg
Password	Newmont
Replay Number	800-262-4960
Intl Reply Number	203-369-3221

The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Relations/Presentations and will be archived there for a limited time.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

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Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements include, without limitation, (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures, construction, production or closure activities; and (iv) statements regarding potential cost savings, productivity, operating performance, and cost structure.  Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2007 Annual Report on Form 10-K, filed on February 21, 2008, with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

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